Exhibit 4.1
SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE
     This Settlement Agreement And Mutual General Release (“Settlement Agreement”) is entered into among the Florida Insurance Guaranty Association, Inc. (“FIGA”), the Vista Royale Association, Inc. (“Vista Royale”), Fireline Restoration, Inc. (“Fireline”), and Home Solutions of America, Inc. (“Home Solutions”). FIGA, Vista Royale, Fireline, and Home Solutions are hereinafter sometimes singularly and interchangeably referred to as the “Party,” and collectively referred to as the “Parties”. This Settlement Agreement shall become effective as of the date last executed by the Parties (“Effective Date”).
     WHEREAS, Vista Royale is a Florida non-profit corporation located in Indian River County, Florida.
     WHEREAS, Fireline is a construction company with its principal place of business in Hillsborough County, Florida.
     WHEREAS, Home Solutions is a construction company with its principal place of business in Dallas, Texas.
     WHEREAS, FIGA is a non-profit corporation created in 1970 by the legislature of the State of Florida.
     WHEREAS, certain disputes and disagreements exist between the Parties.
     WHEREAS, Vista Royale purchased insurance policy number CNP3003723 (the “Policy”) from Southern Family Insurance Company (“Southern Family”), with coverage dates of June 1, 2004 to June 1,2005.

     WHEREAS, Southern Family was declared insolvent on June 1, 2006, and pursuant to Chapter 631, Florida Statutes, FIGA assumed responsibility for “covered claims,” as the term “covered claims” is defined in § 631.54 Florida Statutes.
     WHEREAS, as a result of Hurricane Frances on September 5, 2004 and Hurricane Jeanne on September 26, 2004, Vista Royale suffered damages.
     WHEREAS, as a result of the damages, Vista Royale submitted Claim Number 1 10002907 to Southern Family (“the Claim”) and has since submitted amended claims to FIGA after the date of Southern Family’s insolvency.
     WHEREAS, prior to becoming insolvent, Southern Family Insurance Company paid twelve million, six hundred twenty two thousand, two hundred and ninety-four dollars AND NO CENTS ($12,622,294.00) to Vista Royale.
     WHEREAS, pursuant to the terms of the Vista Royale Declaration of Condominium, any payments from the Policy will be made to a Florida Bank with Trust Powers. Vista Royale has provided documentation indicating that Seacoast National Bank f/k/a First National Bank and Trust Company of the Treasure Coast (“Seacoast”), a Florida corporation, is acting as the Insurance Trustee for Vista Royale.
     WHEREAS, on March 3,2005, Seacoast National Bank f/k/a First National Bank and Trust Company of the Treasure Coast (“Seacoast”) recorded a Uniform Commercial Code Financing Statement Form with the Secretary of State for the State of Florida entitling Seacoast to any payments from the Policy.
     WHEREAS, Vista Royale provided Mortgage Notes executed by Vista Royale on May 10, 2006 and October 20, 2004 that grant Seacoast an interest in any payments from the Policy.

     WHEREAS, in 2006, Vista Royale filed a lawsuit against Southern Family. The case is pending in the Circuit Court of the Nineteenth Judicial Circuit in and for Indian River County, Florida, and the case style is Vista Royale Association, Inc. v. Southern Family Insurance, Co., Case No.: 2006-0087 CA 03.
     WHEREAS, on August 7,2006 and as a result of its representation of Vista Royale in Case No.: 2006-0087 CA 03 and the “Authority to Represent First Party Property Insurance Claim” executed by Vista Royale and Freemon & Miller, P.A., Freemon & Miller, P.A. filed a “Charging Lien for Attorney Fees and Costs” in Case No.: 2006-0087 CA 03. The document has been recorded in the Public Records of Indian River County, Florida at book number 2069 and page number 616. Vista Royale has provided documentation from Freemon & Miller indicating that the charging lien has been satisfied.
     WHEREAS, Vista Royale hired International Risk Control and on November 17, 2004 Vista Royale executed an assignment of claim to International Risk Control. International Risk Control has provided a written statement to the Parties indicating that they will be paid directly by the Insurance Trustee and will not be a payee on any payment check.
     WHEREAS, Fireline performed certain construction services for Vista Royale and on October 27, 2004, Vista Royale executed a direction of pay that directs Southern Family to include Fireline on any payment of claims.
     WHEREAS, on May 14, 2007, Fireline recorded an amended claim of lien against Vista Royale and each individual condominium unit comprising Vista Royale for a total value in the amount of FORTY NINE MILLION THREE HUNDRED SEVENTY

TWO THOUSAND THREE HUNDRED SEVENTY SEVEN DOLLARS AND EIGHTY SEVEN CENTS ($49,372,377.87) and with TWENTY THREE MILLION SEVEN HUNDRED FOUR THOUSAND THIRTY-FIVE DOLLARS AND NINETY SIX CENTS ($23,704,035.96) remaining outstanding. The amended claim of lien is recorded In the Records of Jeffrey K. Barton, Clerk Circuit Court of Indian River County, Florida at Book number 2165 and page number 683.
     WHEREAS, in 2007, Fireline filed a lawsuit to enforce the Amended Claim of Lien. The case was filed in the Circuit Court of the Nineteenth Judicial Circuit in and for Indian River County, Florida, and the case style is Fireline Restoration, Inc. v. Vista Royale Association, Inc., Case No.: 2007 -0921 CA 03.
     WHEREAS, Fireline was purchased by Home Solutions on or about July of 2006.
     WHEREAS, on July 24, 2007, Vista Royale, Fireline, and Home Solutions entered into a Settlement Agreement and subsequently executed an Addendum to Settlement Agreement. The Addendum to Settlement Agreement states that any payment shall be made to the Insurance Trustee for Vista Royale and not to Vista Royale or Fireline. This agreement shall hereinafter be referred to as the Vista Royale, Fireline, and Home Solutions Settlement Agreement.
     WHEREAS, Vista Royale, Fireline, and Home Solutions expressly acknowledge that the Vista Royale, Fireline, and Home Solutions Settlement Agreement and any and all obligations created pursuant to the Vista Royale, Fireline, and Home Solutions Settlement Agreement survive the execution of this Settlement Agreement and that FIGA does not have any obligations pursuant to the Vista Royale, Fireline, and Home Solutions Settlement Agreement.
     WHEREAS, as a result of the Vista Royale, Fireline, and Home Solutions Settlement Agreement, on August 27,2007 Fireline filed a “Notice of Voluntary Dismissal with Prejudice and Discharge of Lis Pendens” in Case No.: 2007-0921 CA 03.
     WHEREAS, as a result of the Vista Royale, Fireline, and Home Solutions Settlement Agreement, on August 30, 2007, Fireline recorded a “Satisfaction of Claim of Lien and Amended Claim of Lien.” The Satisfaction of Claim of Lien and Amended Claim of Lien is recorded In the Records of Jeffrey K. Barton, Clerk Circuit Court of Indian River County, Florida at Book number 2199 and page number 701.
     WHEREAS, on July 5, 2007, the Small Business Administration, a division of the United States government, sent notice to Southern Family Insurance Company enclosing an assignment of all insurance proceeds resulting from the Policy. Vista Royale has provided documentation from the Small Business Administration indicating that the assignment has been waived.
     WHEREAS, on August 7, 2007, Works R Us, LLC recorded a construction claim of lien claiming an entitlement to unpaid monies in the amount of TWO HUNDRED FORT Y THOUSAND, TWO HUNDRED AND TWENTY SEVEN DOLLARS AND FORTY FIVE CENTS ($240,227.45.) The amended claim of lien is recorded In the Records of Jeffrey K. Barton, Clerk Circuit Court of Indian River County, Florida at Book number 2191 and page number 556.
     WHEREAS, the Vista Royale, Fireline, and Home Solutions Settlement Agreement references a perfected claim of lien recorded by Academy Roofing. Academy

Roofing filed a Satisfaction of Lien In the Records of Jeffrey K. Barton, Clerk Circuit Court of Indian River County, Florida at Book number 1913 and page number 2330.
     WHEREAS, on December 6, 2007, an appraisal award was entered in the amount of THIRTY MILLION ONE HUNDRED NINETEEN THOUSAND SEVEN HUNDRED AND THIRTY SEVEN DOLLARS AND NO CENTS ($30,119,737.00) less any deductibles and less the amounts previously paid by Southern Family and FIGA.
     WHEREAS, Fireline, and Home Solutions expressly affirm and warrant that the claim submitted to Southern Family and FIGA was truthful and accurate.
     WHEREAS, Vista Royale, Fireline, Home Solutions, and FIGA expressly affirm and warrant that the claim submitted to Southern Family and FIGA exceeded the amount of money stated on the face of the promissory notes held by Southern Family and due if the claim did not exceed that amount.
     WHEREAS, both FIGA and Vista Royale disputed certain portions of the appraisal award.
     WHEREAS, disputes and differences have arisen between the Parties relating to coverage for the Claim, the amount of coverage for the Claim, and other issues arising out of or related to the Policy and the Claim (the “Dispute”).
     WHEREAS, the Parties to this Settlement Agreement desire to, and hereby do satisfy and resolve all claims, demands, rights, and causes of action that any Party may have against the other Party with respect to the Dispute, and any and all other claims that may exist between and among the Parties.
     NOW THEREFORE, the Parties have reached an agreement to resolve the Dispute and any and all other claims that may exist between and among the Parties without litigation or challenges to the appraisal award. In consideration of the mutual promises, premises and covenants set out in this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, and upon the terms and subject to the conditions contained herein, the Parties expressly agree and covenant as follows:
Section 1: Incorporation of Recitals
     The Parties expressly incorporate the recitals of this Settlement Agreement as a part hereof.
Section 2: Payment
     FIGA shall pay the amount of twenty-two million and three hundred seventy seven thousand dollars and seventy four cents ($22,377,055.74) within ten business days of the execution of this Settlement Agreement (the “Settlement Check”). The Parties agree and acknowledge that no other monies are due and owing pursuant to the dispute, Policy, hurricane damage, or Claim with the exception of those obligations that exist between Vista Royale, Fireline, and Home Solutions as a result of the Vista Royale, Fireline, and Home Solutions of America Settlement Agreement, all of which survive this Settlement Agreement.
     The Parties represent and warrant that they are not aware of any person or entity claiming an entitlement to the funds of this insurance settlement with the exception of the following person and entities: (1) Vista Royale; (2) International Risk Control, LLC; (3) Fireline Restoration, Inc.; (4) Home Solutions of America; (5) Seacoast National Bank,

as insurance trustee for Vista Royale; (6) Seacoast National Bank, as lender, mortgagee, and secured creditor to Vista Royale; (7) Works R Us, LLC; (8) Academy Roofing; and (9) Brian Marshall.
     Fireline and Home Solutions shall direct Seacoast National Bank to make payment to Works R Us, LLC for the full amount of the claim of lien filed by that entity or to bond the claim lien prior to any payment or distribution being made by Seacoast to Fireline or Home Solutions.
     Fireline and Home Solutions shall direct Seacoast National Bank to make payment to
     Academy Roofing in the full amount required to cause the Academy Roofing warranties referenced in the Vista Royale, Fireline and Home Solutions Settlement Agreement to be delivered to Vista Royale prior to any payment or distribution being made by Seacoast National Bank to Fireline or Home Solutions.
     The Parties agree and acknowledge that the Settlement Check shall be made via wire transfer to M & I Marshall & Lisley Bank, ABA #: 075000051, DDA Account # 09-05-4771, F/C: Vista Royale Association, Inc., 71-011 1-00-6, 11270 West Park Place Suite 400, Milwaukee, Wisconsin, 53224. The Parties agree and acknowledge that Vista Royale, Fireline, and Home Solutions have the sole responsibility to ensure all appropriate persons or entities claiming entitlement to this insurance settlement are paid or discharged.
Section 3: Indemnification
     In further consideration of the payment, Fireline, and Home Solutions agree to HOLD HARMLESS AN INDEMNIFY FIGA, REGARDLESS OF NEGLIGENCE IN

WHOLE OR IN PART OF FIGA, from any and all obligations, liabilities, claims, third party actions, actions in intervention, and causes of action of every kind, which may ever be asserted:
by any person or entity bringing an action against Southern Family or FIGA seeking payment for funds due resulting from the Policy and/or the Claim pursuant to any agreement, assignment, or other document executed by Vista Royale Association, Inc., Fireline Restoration, Inc., or Home Solutions of America, Inc.
Fireline and Home Solutions agree to pay all attorneys’ fees and costs that result, and indemnify FIGA and/or Southern Family for any judgment entered against FIGA and/or Southern Family.
Section 4: Waiver of Claims
     FIGA and Home Solutions and their directors, board members, officers, employees, independent contractors, shareholders, principals, agents, representatives, attorneys, parents, subsidiaries, divisions, associates, affiliates, partners, joint venturers, assignees, successors, appointees, heirs and legal representatives hereby waive any and all claims and causes of action that each may have against the others, for an accounting, money damages (compensatory and punitive), for attorneys’ fees or costs, or for any other legal or equitable relief accrued or arising out of any acts, actions, inactions, transactions, statements, representations or misrepresentations, or deed that occurred prior to the effective date of this Settlement Agreement, including those arising out of or relating to the Dispute.

     FIGA and Fireline and their directors, board members, officers, employees, independent contractors, shareholders, principals, agents, representatives, attorneys, parents, subsidiaries, divisions, associates, affiliates, partners, joint venturers, assignees, successors, appointees, heirs and legal representatives hereby waive any and all claims and causes of action that each may have against the others, for an accounting, money damages (compensatory and punitive), for attorneys’ fees or costs, or for any other legal or equitable relief accrued or arising out of any acts, actions, inactions, transactions, statements, representations or misrepresentations, or deed that occurred prior to the effective date of this Settlement Agreement, including those arising out of or relating to the Dispute.
     FIGA and Vista Royale and their directors, board members, officers, employees, independent contractors, shareholders, principals, agents, representatives, attorneys, parents, subsidiaries, divisions, associates, affiliates, partners, joint venturers, assignees, successors, appointees, heirs and legal representatives hereby waive any and all claims and causes of action that each may have against the others, for an accounting, money damages (compensatory and punitive), for attorneys’ fees or costs, or for any other legal or equitable relief accrued or arising out of any acts, actions, inactions, transactions, statements, representations or misrepresentations, or deed that occurred prior to the effective date of this Settlement Agreement, including those arising out of or relating to the Dispute. (“Waiver of Claims”).
     THIS SETTLEMENT AGREEMENT DOES NOT WAIVE ANY CLAIM OF ANY PARTY TO ANY WORK PERFORMED OR CLAIM SUBMITTED RELATING TO TROPIC VILLAS NORTH CONDOMINIUM ASSOCIA TION

OR THE DEL MAR CONDOMINIUM ASSOCIATION. THIS SETTLEMENT AGREEMENT DOES NOT WAIVE OR RELEASE ANY OBLIGATIONS AMONG VISTA ROYALE, FIRELINE, AND/OR HOME SOLUTIONSFROM OR ARISING OUT OF THE VISTA ROYALE, FIRELINE AND HOME SOLUTIONS SETTLEMENT AGREEMENT, ALL OF WHICH SURVIVE THIS SETTLEMENT AGREEMENT.
Section 5: Mutual General Release
     The Florida Insurance Guaranty Association and Vista Royale Association, Inc; the Florida Insurance Guaranty Association and Fireline Restoration, Inc; and the Florida Insurance Guaranty Association and Home Solutions of America, Inc.; and each of those entities directors, board members, officers, employees, independent contractors, shareholders, principals, agents, representatives, attorneys, parents, subsidiaries, divisions, associates, affiliates, partners, joint venturers, assignees, successors, appointees, heirs and legal representatives, expressly release and forever discharge each other and their respective directors, board members, officers, employees, independent contractors, shareholders, principals, agents, representatives, attorneys, parents, subsidiaries, divisions, associates, affiliates, partners, joint venturers, assignees, successors, appointees, heirs and legal representatives from any and all actions, inactions, causes of action, suits, debts, specialties, covenants, contracts, controversies, transactions, statements, representations, performance, agreements, promises, liabilities, obligations, variances, trespasses, damages, judgments, executions, claims, warranties, representations, torts, and demands whatsoever, in law or in equity, whether liquidated or unliquidated, contingent or fixed, matured or unmatured, determined or undetermined, known or unknown, foreseen or unforeseen, whether past or present, whether based upon statutory or common law, and whether well founded in fact or law, which the Parties ever had, now have, or can, shall or may have at any time against each other for or upon or by reason of any matter, reason, cause or thing whatsoever, from the beginning of the world through the effective date of this Settlement Agreement, including but not limited to:
     (a) any and all claims, causes of action, demands, rights of action, liabilities, money damages (compensatory and punitive), attorneys’ fees and costs, arising out of or in any way related to the Dispute; and
     (b) any and all claims, causes of action, demands, rights of action, liabilities, money damages (compensatory and punitive), attorneys’ fees and costs, arising out of or in any way related to any officer, employee, agent, director, member, owner, independent contractor, or representative of the Parties, their conduct, actions, inactions, verbal statements and representations, and written statements and representations. (“Mutual General Release”).
     THIS SETTLEMENT AGREEMENT DOES NOT WAIVE OR RELEASE ANY OBLIGATIONS AMONG VISTA ROYALE, FIRELINE, AND/OR HOME SOLUTIONS FROM OR ARISING OUT OF THE VISTA ROYALE, FIRELINE AND HOME SOLUTIONS SETTLEMENT AGREEMENT, ALL OF WHICH SURVIVE THIS SETTLEMENT AGREEMENT.

Section 6: Dismissal of Lawsuit
     Within three business days of the payment of funds to the Insurance Trustee by FIGA, Vista Royale agrees to fie a dismissal with prejudice of the case pending in the Circuit Court of the Nineteenth Judicial Circuit in and for Indian River County, Florida, and the case style is Vista Royale Association, Inc. v. Southern Family Insurance, Co., Case No.: 2006-0087 CA 03. Vista Royale will serve a copy of the date stamped dismissal with prejudice upon all parties to this Settlement Agreement.
     Upon the filing of the dismissal with prejudice, the promissory notes executed by Vista Royale in return for the prior payments from Southern Family will be deemed satisfied and paid in full.
Section 7: No Admission of Liabilitv or Fault
     This Settlement Agreement is a compromise of a disputed claim, and the execution of this Settlement Agreement is not, and should not be construed to be, an admission of liability on the part of any Party. By executing this Settlement Agreement the Parties expressly deny any liability, obligation or fault.
Section 8: Governing Law
     This Settlement Agreement shall be interpreted, construed and enforced pursuant to and in accordance with the laws of the State of Florida. Any claim, dispute, or action to enforce this Settlement Agreement or any claim, dispute, or action arising from the claim will be subject to the sole jurisdiction of the Circuit Court in Indian River County, Florida.

Section 9: Attornevs Fees and Costs
     In the event of litigation to enforce the terms and conditions of this Settlement Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing Party. Except as specifically provided above, each Party shall bear its own attorneys’ fees and costs incurred in connection with the Dispute and resolution thereof.
Section 10: Subrogation
     With the exception of any rights otherwise provided for in this Settlement Agreement, specifically including but not limited to Section 3, FIGA waives the right to seek subrogation against Fireline, Home Solutions, and/or Vista Royale relating to the Vista Royale project, Claim, and hurricane damage.
Section 11: Miscellaneous Provisions
     (a) THIS MUTUAL GENERAL RELEASE AND SETTLEMENT AGREEMENT DOES NOT WAIVE ANY OBLIGATIONS AMONG VISTA ROYALE, FIRE LINE, AND/OR HOME SOLUTIONS RESULTING FROM THE VISTA ROYALE, FIRELINE, AND HOME SOLUTIONS SETTLEMENT AGREEMENT.
     (b) The Parties further acknowledge and represent that they: (i) have been given an opportunity to, and have consulted with, attorneys of their choice in connection with the execution of this Settlement Agreement; (ii) are fully satisfied with the professional services rendered by their respective attorneys; and (iii) have relied on the advice of their respective attorneys and their own informed judgment in executing this Settlement Agreement.

     (c) The Parties agree that each of their counsel has had an opportunity to contribute to the negotiation and drafting of this Agreement, and that the principle of construing a document most strictly against its drafter shall not apply with respect to the interpretation of this Agreement.
     (d) The Parties agree that the provisions of this Settlement Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of each of the Parties. Except as otherwise expressly provided herein, the Parties agree that this Settlement Agreement shall not and does not create any rights in any third persons.
     (e) Each Party agrees and acknowledges that it has not assigned any existing or possible claims against the other Party to any person or entity, with the exception of the Vista Royale, Fireline, and Home Solutions Settlement Agreement, and the assignments described therein.
     (f) The individuals executing this Settlement Agreement in a representative capacity expressly represent and warrant that they are fully authorized and empowered to execute such documents on behalf of the Party on whose behalf they are signing.
     (g) Each of the individuals signing this Settlement Agreement, whether in a representative or individual capacity, hereby expressly warrants that he or she is in full command of his or her physical and mental faculties.
     (h) The Parties further acknowledge and represent that they have reviewed and understand this Settlement Agreement and that they have entered into this Settlement Agreement freely and voluntarily.
     (i) The Parties agree that this Settlement Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed an original, but all of which counterparts together shall constitute one and the same instrument.
     j) The Parties agree that if any provision of this Settlement Agreement or the application thereof to any Party or circumstance shall to any extent be invalid or unenforceable, the remainder of this Settlement Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each provision of this Settlement Agreement other than such invalid or unenforceable provision, shall be valid and enforceable.
     (k) The Parties further agree that the section and paragraph headings in this Settlement Agreement are for convenience and reference only, and shall not be deemed to alter or affect the provisions thereof.
Section 12: Entire Agreement
     The Florida Insurance Guaranty Association, Vista Royale Association, Inc, Fireline Restoration, Inc, and Home Solutions of America, Inc. expressly acknowledge and agree that:
     (a) THIS SETTLEMENT AGREEMENT DOES NOT WAIVE OR RELEASE ANY OBLIGATIONS AMONG VISTA ROYALE, FIRE LINE, AND/OR HOME SOLUTIONS FROM OR ARISING OUT OF THE VISTA

ROYALE, FIRE LINE AND HOME SOLUTIONS SETTLEMENT AGREEMENT, ALL OF WHICH SURVIVE THIS SETTLEMENT AGREEMENT.
     (b) this Settlement Agreement constitutes an integration of the entire understanding and agreement between the Parties hereto;
     (c) that there are no representations, warranties, understandings or agreements between the Parties other than those set out in the Settlement Agreement;
     (d) in entering into this Settlement Agreement, none of them has relied on any representation, warranty, or understanding, agreement, promise or condition not specifically set out in writing in this Settlement Agreement except as described in the Vista Royale, Fireline and Home Solutions Settlement Agreement and those rights and responsibilities arising thereunder or related thereto;
     (e) except as expressly provided in this Settlement Agreement, all prior and/or contemporaneous discussions, negotiations, agreements and writings, have been and are terminated and superseded by this Settlement Agreement; and
     (f) no changes in or additions to this Settlement Agreement shall be valid, enforceable or recognized, unless made in a writing and signed by all of the Parties.
Signature Pages Follow

FLORIDA INSURANCE GUARANTY ASSOCIATION, INC.

/s/ Sandra J. Robinson
By:	Sandra J. Robinson
Its:	Executive Director

STATE OF Florida)
COUNTY OF Leon)
     The foregoing instrument was acknowledged before me this 22 day of January, 2008 by Sandra Robinson, as Ex. Director of Florida Insurance Guaranty Association, Inc. a Non-Profit corporation, on behalf of the corporation. He/She is personally known to me or has produced _______________ as identification.

/s/ Catherine C. Irvin
Notary Public
Name of Notary Printed: Catherine C. Irvin

(NOTARY SEAL)

My commission expires: Aug. 24, 2008
My commission number is: DD349629

VISTA ROYALE CONDOMINIUM ASSOCIATION, INC.

/s/ Mario Landano
By:	Mario Landano
Its:	President

STATE OF Florida)
COUNTY OF                 )
     The foregoing instrument was acknowledged before me this 22 day of January, 2008 by Mario Landano, as President of Florida Insurance Guaranty Association, Inc. a Florida corporation, on behalf of the corporation. He/She is personally known to me or has produced ____________ as identification.

/s/ Mary Jo Erdwein
Notary Public
Name of Notary Printed:
Mary Jo Erdwein
(NOTARY SEAL)

My commission expires: May 26, 2008
My commission number is: DD323851

HOME SOLUTIONS OF AMERICA, INC.

/s/ Jeff Mattich
By:	Jeff Mattich
Its:	CFO

STATE OF Texas)
COUNTY OF Dallas)
     The foregoing instrument was acknowledged before me this 22 day of January, 2008 by Jeff Mattich, as Chief Financial Officer of Home Solutions of America, Inc. a Delaware corporation, on behalf of the corporation. He/She is personally known to me or has produced Texas Drivers License as identification.

/s/ Rhonda Jones
Notary Public
Name of Notary Printed: Rhonda Jones

(NOTARY SEAL)

My commission expires: October 26, 2011
My commission number is: 254

FIRELINE RESTORATION, INC.

/s/ Jeff Mattich
By:	Jeff Mattich
Its:	Chief Financial Officer

STATE OF Texas)
COUNTY OF Dallas)
     The foregoing instrument was acknowledged before me this 22 day of January, 2008 by Jeff Mattich, as CFO of Fireline Restoration, Inc. a corporation, on behalf of the corporation. He/She is personally known to me or has produced Texas Drivers License as identification.

/s/ Rhonda Jones
Notary Public
Name of Notary Printed: Rhonda Jones

(NOTARY SEAL)

My commission expires: October 26, 2011
My commission number is: 254

FLORIDA INSURANCE GUARANTY ASSOCIATION, INC.

/s/ Sandra J. Robinson
By:	Sandra J. Robinson
Its:	Executive Director

STATE OF Florida)
COUNTY OF Leon)
     The foregoing instrument was acknowledged before me this ___day of _________, 2008 by _________, as _________ of Florida Insurance Guaranty Association, Inc. a _______________ corporation, on behalf of the corporation. He/She is personally known to me or has produced _________ as identification.

Notary Public Name of Notary Printed:

(NOTARY SEAL)

My commission expires:
My commission number is:

FLORIDA INSURANCE GUARANTY ASSOCIATION, INC.

/s/ Sandra J. Robinson
By:	Sandra J. Robinson
Its:	Executive Director

STATE OF Florida)
COUNTY OF Leon)
     The foregoing instrument was acknowledged before me this _________day of _________, 2008 by _________, as _________of Florida Insurance Guaranty Association, Inc. a _________corporation, on behalf of the corporation. He/She is personally known to me or has produced _________ as identification.

Notary Public
Name of Notary Printed:

(NOTARY SEAL)

My commission expires:
My commission number is: